UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  January 17, 2009
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Sysco Corporation
(Exact name of registrant as specified in its charter)
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Delaware	1-06544	74-1648137
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1390 Enclave Parkway, Houston, TX 77077-2099
(Address of principal executive office) (zip code)

Registrant’s telephone number, including area code: (281) 584-1390

N/A
(Former name or former address, if changed since last report)
_________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 5 - CORPORATE GOVERNANCE AND MANAGEMENT

ITEM 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

Resignation of Richard J. Schnieders from the position of Chief Executive Officer

On January 17, 2009, Sysco Corporation (the “Company”) received notice from Richard J. Schnieders, Chairman of the Board and Chief Executive Officer, of his intention to resign from the position of Chief Executive Officer, effective March 31, 2009.  Mr. Schnieders will continue as an employee of the Company through June 27, 2009, the end of the current fiscal year.  He will also retain his position as Chairman of the Board and will remain as a director of the Company at the discretion of the Board of Directors (the “Board”).

Appointment of William J. DeLaney to the position of Chief Executive Officer

William J. DeLaney, Executive Vice President and Chief Financial Officer, will assume the position of Chief Executive Officer, effective March 31, 2009.  Commensurate with his additional responsibilities, Mr. DeLaney’s annual salary will increase from $560,500 to $800,000, also effective March 31, 2009.

Mr. DeLaney, age 53, was promoted to the role of Executive Vice President and Chief Financial Officer on July 1, 2007 and will continue to serve in the capacity of Chief Financial Officer until a replacement is appointed.  He began his career with the Company in 1987 as assistant treasurer at the Company’s corporate headquarters. He was promoted to Treasurer in 1991, and in 1993 he was named a Vice President, continuing in those responsibilities until 1994. Mr. DeLaney joined Sysco Food Services of Syracuse in 1996 as Chief Financial Officer, progressed to Senior Vice President in 1998 and Executive Vice President in 2002. In 2004, Mr. DeLaney was appointed President and Chief Executive Officer of Sysco Food Services of Charlotte. He held that position until December 2006, when he was named Senior Vice President of Financial Reporting, a position he held until his promotion to his current title.

Expansion of the Board and appointment of William J. DeLaney and Kenneth F. Spitler to the Board

On January 17, 2009, the Board voted to expand the size of the Board from eleven members to thirteen members.  Concurrently, the Board appointed Mr. DeLaney to the Board as a director in Class I and Kenneth F. Spitler, President and Chief Operating Officer of the Company, to the Board as a director in Class II.

The Board also elected Mr. Spitler to the office of Vice Chairman of the Board, effective immediately.  Commensurate with his additional responsibilities, Mr. Spitler’s annual salary was increased from $693,500 to $730,000, effective March 31, 2009, and he received a grant of 75,822 shares of restricted stock on January 17, 2009, which will vest ratably, on an annual basis, over a period of three years.

The Board has not yet determined the committees of the Board, if any, to which Messrs. DeLaney and Spitler will be named.

Transition and Retirement Agreement between Mr. Schnieders and the Company

In connection with his resignation, the Company entered into a transition and retirement agreement (the “Retirement Agreement”) with Mr. Schnieders on January 19, 2009, which will become effective as of January 27, 2009.  The material terms of the Retirement Agreement are as follows:

•	The First Amended and Restated Executive Severance Agreement between the Company and Mr. Schnieders, dated November 24, 2008, is terminated, effective March 31, 2009.
•	Mr. Schnieders will forego 25% of any bonus he would have received for the 2009 fiscal year pursuant to the Company’s Management Incentive Plan.
•	Mr. Schnieders will continue to receive his current base salary, and will be entitled to certain other benefits, through June 27, 2009.
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The Company agrees that, following his retirement from the Company and cessation of his service as Chairman of the Board and a director of the Company, Mr. Schnieders may serve on the boards of directors of suppliers or customers of the Company and that such service will not result in a forfeiture of his benefits under any of the Company’s benefit plans or any agreements with the Company to which Mr. Schnieders is a party; provided that Mr. Schnieders obtains the advance written consent of the Company’s Presiding Director or Chairman of the Board, other than himself, prior to such service on the boards of directors of other companies.  Mr. Schnieders also agrees not to (i) use his company contacts to, or otherwise attempt to, influence any business transactions between any such entity and the Company; and (ii) disclose any Company trade secrets or confidential information to these entities.

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The Company agrees that, following his retirement from the Company and cessation of his service as Chairman of the Board and a director of the Company, Mr. Schnieders may provide consulting services to companies or other business entities that distribute or otherwise sell their products outside of North America, in countries approved in advance by the Company, and that the provision of such services by Mr. Schnieders, subject to certain conditions, will not result in a forfeiture of his benefits under any of the Company’s benefit plans or any agreements with the Company to which Mr. Schnieders is a party.  In the event the Company begins distributing or selling its products in any such country, Mr. Schnieders will have six months to cease his consulting services there.

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, Sysco Corporation has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sysco Corporation

Date: January 20, 2009	By: /s/ Michael C. Nichols
Michael C. Nichols
Senior Vice President, General Counsel
and Corporate Secretary